CHIEF COMPLIANCE OFFICER AGREEMENT

THIS CHIEF COMPLIANCE OFFICER AGREEMENT (the “Agreement”), is made effective this 1st day of January 2019, by and between COMMONWEALTH INTERNATIONAL SERIES TRUST, a business trust duly organized and existing under the laws of the Commonwealth of Massachusetts, with its principal offices at 791 Town & Country Blvd., Suite 250, Houston, Texas 77024, (hereinafter referred to as the (“Trust”) and William LeVay having an address of 6122 Meadow Lake Lane, Houston, Texas 77057 (hereinafter referred to as (“CCO”).

I. RECITALS

1.	The Trust was organized for the purpose of operating a family of funds (the “Funds”) under the Investment Company Act of 1940.
2.	The Trust had engaged the CCO beginning February 28, 2018 and though December 31, 2018, until the Trust retained a permanent chief compliance officer.
3.	CCO is duly qualified and willing to perform the services called for under the terms and conditions set forth in this Agreement as amended and restated, on a permanent basis.

II. DESCRIPTION OF SERVICES

CCO is retained to serve as the Trust's Chief Compliance Officer. Such services shall be provided at the direction of the independent members of the Board of Trustees (the “Independent Trustees”) and to the best of CCO's knowledge and ability pursuant to the specification and the requirements of the Independent Trustees and Investment Company Act of 1940 and its rules and regulations promulgated there under. Additionally, CCO is to serve as “Plan Manager” under, and as that term is defined in, the Trust's Business Recovery Plan adopted by the Board of Trustees on December 16, 20 1 0 and to serve as the primary compliance contact in conjunction with any compliance services provided by the Trust's current administrator. CCO is authorized and expected to use the services and technical support of third parties including FCA Corp, Ultimus and their agents and subsidiaries.

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III. PAYMENT

Payment. The Trust shall pay Contractor $[REDACTED] per month  for up to fifty (50) hours of work per quarter performed under this Agreement. If Contractor spends over (50) hours in any calendar quarter, he shall be compensated at a rate of [REDACTED] ($) per hour for each hour in excess of fifty (50) hours for that quarter. Contractor must secure the approval and/or ratification by a majority of the Independent Trustees with respect to the payment for services for any hours in excess of one hundred (100) hours during any calendar quarter.  Contractor understands and agrees that the approval of a majority of the Independent Trustees will not be unreasonably withheld. The Board, including the Independent Trustees acknowledge that it shall be unreasonable not to allow Contractor to discharge his duties as required by law. It is understood that Contractor shall utilize the resources of the Funds' service providers to the extent reasonably feasible to minimize the need for his time to exceed One Hundred (100) hours per quarter. The Contractor will notify the Administrator for accounting purposes if the activity which created the need to work in excess of One Hundred hours (100) in the quarter was attributable to a specific fund within the Trust.

The Trust agrees to promptly reimburse CCO for all out of pocket expenses reasonably incurred in providing services under this Agreement. In that the CCO is currently an employ of FCA Corp (the “Adviser”), and serving as CCO of the Adviser, any out of pocket expenses may be shared by the both the Trust and Adviser to the extent that they apply to services pertaining to both this Agreement and CCO services to the Adviser.

All rights for expense reimbursements shall survive the termination of this Agreement.

Notwithstanding any provision of this Agreement or any other agreement that expressly or by implication provides to the contrary, it is expressly agreed and acknowledged that CCO cannot ensure

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that the Trust complies with the applicable securities laws.

IV. RELATIONSHIP OF PARTIES

The parties intend that an independent contractor relationship will be created by this Agreement. The Trust is interested only in the ethical and professional results achieved, and the conduct and control of the work will be solely with the CCO. CCO is not to be considered an agent or an employee of Trust for any purpose, and any employees of CCO are not entitled to any benefits that Trust provides to its employees. It is understood that Trust does not agree to use CCO exclusively. It is further understood that CCO is free to contract for similar services to be performed for other businesses while CCO is under contract with Trust. The Trust is free to contract with other parties for compliance support, however only the CCO will be designated the Chief Compliance Officer of the Trust for the duration of this Agreement and any other party contracted by the trust for compliance services will confer with and serve under the direction of CCO.

V. LIABILITY

The work to be performed under this Agreement will be performed entirely at CCO's risk, except that CCO shall be provided the same indemnification which is afforded an officer of the Trust pursuant to that set forth in the Declaration of Trust, Bylaws of the Trust, and other declarations and coverages in place for the Trust. Additionally, CCO will be afforded coverage under any professional liability insurance policy maintained by the Trust. Generally, so long as the CCO acts in good faith and in a manner reasonably believed to be in the best interest of the Trust (and would not otherwise be liable to the Trust by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office), the Trust shall indemnify CCO and hold him harmless from any loss, liability, expenses (including reasonable attorney fees) and damages incurred by him or arising out of or resulting to the service under this Agreement. CCO may rely on all documents furnished by the

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Trust and its service providers in connection with the services to be provided under this Agreement and shall be entitled to indemnification with regard to such reliance.

CCO shall assume full responsibility for payment of any federal, state and local taxes imposed or required under unemployment insurance, social security and income tax, labor, or other laws with respect to CCO under this Agreement. It is the intent of the parties that the compensation to be paid to CCO shall be the gross amount payable by the Trust. If CCO is deemed an employee for the purposes of any such laws, CCO shall reimburse the Trust for all amounts the Trust is required to pay as a consequence of such classification including (e.g., any amount the Trust is required to pay on taxes or contributions to any retirement or other employee benefit plans).

VI. DURATION

This Agreement shall become effective as of the date first above written and shall continue in force until December 31, 2019 and thereafter for one-year terms, provided continuance is approved at least annually by the vote of a majority of the Independent Trustees who are not parties to this Agreement or interested persons of any such party. Notwithstanding, either party may terminate this Agreement at any time upon sixty (60) days’ notice.

VII. CONFIDENTIALITY AGREEMENT

CCO hereby agrees to refrain from disclosing to third parties any or information with respect to the Trust and its securities except as required by law or the Securities and Exchange Commission's examination protocols.

For purposes of this Agreement, "Confidential Information" means that proprietary information which the Trust owns, controls, to which it has exclusive access as to the techniques, formulations, organization, design, development, implementation preparation and other operations, methods and accumulated experiences incidentally other sale and performance of its services including, without

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limitation information which pertains to portfolio holdings investment strategies, investment allocation and investment vehicles. Confidential Information shall not include information which hereafter comes into the public domain through no action of CCO, nor shall it include information acquired in a manner that does not violate, or originate from a source that has not violated any secrecy or confidential nondisclosure agreement with the Trust.

CCO covenants and agrees that CCO shall, during and after the Term, keep secret the Confidential Information divulged, disclosed or in any way communicated to him by the Trust or otherwise learned by CCO, and shall not disclose any Confidential Information without the prior written consent of the Trust and the Board of Trustees. Confidential Information made available to CCO by the Trust, if any, will at all times be done in confidence and in reliance upon CCO's covenant to retain such Confidential Information as secret and confidential. CCO shall not copy or reproduce any Confidential Information without the prior written consent of the Trust and the Board of Trustees.

VIII. NON-ASSIGNABILITY

This Agreement shall not be assigned by either party except with the prior written consent of the other party which consent shall not be unreasonably withheld.

IX. NOTICE

Any notice to be given hereunder shall be in writing and shall be effective when mailed to the addressee at the address first set forth above.

X. ARBITRATION

All disputes arising out of or in connection with this Agreement shall be finally settled in Houston, Texas under the Rules of Arbitration of the American Arbitration Association.

XI. GOVERNING LAW

This Agreement shall be governed by the laws of the State of Texas without giving effect to

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principles of conflicts of law.

XII. ENTIRE AGREEMENT; AMENDMENT

This Agreement constitutes the entire agreement between the parties and supersedes all prior oral or written agreements and may be amended only upon the written agreement of both parties hereto. [Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the first date set forth above.

COMMONWEALTH INTERNATIONAL SERIES TRUST

By: /s/ John Akard, Jr.

John Akard, Jr., Trustees

CCO –CHIEF COMPLIANCE OFFICER

By: /s/ William LeVay

William LeVay

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